Exhibit 10.5

Employment Agreement with Brent Nykoliation

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 1st day of January, 2017

BETWEEN:

ENERGIZER RESOURCES INC.
a corporation duly incorporated under the laws
of the State of Minnesota, United States of America

(the “Company”)

AND:

BRENT A. NYKOLIATION,
a businessman residing at

151 Fallingbrook Road

Toronto, Ontario,
Canada M1N 2V1

(the “Executive”)

WHEREAS:

1. The Company is engaged in the acquisition, exploration, development, mining and marketing of graphite and related businesses primarily focused on the development of the Molo Graphite Project consisting of a commercially minable graphite deposit situated in the African country of Madagascar.

2. The Executive was appointed as the Senior Vice President Corporate Development of the Company in October 2007.

3. The Parties have agreed to formalize their legal relationship by entering into this employment agreement for their mutual benefit, and in particular, to officially appoint the Executive as Senior Vice President Corporate Development of the Company setting out the duties and responsibilities to be assigned to him and the terms and conditions under which it will be done.

THIS AGREEMENT WITNESSES that the Parties have agreed that the terms and conditions of the relationship shall be as follows:

1.	Engagement

(1) The Company hereby agrees to employ the Executive as Senior Vice President Corporate Development of the Company to provide the Services set out in Section 3 of this Agreement and the Executive accepts the appointment to exercise all the usual powers and authority of a person in such a position. In performing the Services, the Executive shall ensure that:

(a)	the Services are performed professionally in a timely manner and he shall use his best efforts to achieve the goals and objectives set by the Company from time to time;

(b)	the Executive shall exercise care, diligence and skill and follow accepted industry practices in the performance of the Services.

(2) The Services may be performed at the offices of the Company or the residence of the Executive or other office established by the Company from time to time. In the event the Executive utilizes the offices of the Company, it shall provide the Executive with access to furnished office space, telephone and telephone answering services, computers, fax machines, photocopying machines and other such equipment and secretarial and administrative assistance as he shall reasonably require.

(3) The Executive agrees to devote his full time and attention to the business affairs of the Company and its subsidiaries and affiliates and to provide such Services. He acknowledges that this Agreement including, without limitation, the restrictions in Sections 6, 7 and 8 herein are binding on him, both during and after his employment and the term of this Agreement.

2.	Term

The Agreement shall commence with effect from the date set upon its approval by the Compensation Committee of the Board of Directors and shall continue indefinitely until earlier terminated in accordance with the provisions of Section 10 of this Agreement.

3.	Services

(1) The Executive shall report to and be subject to the authority of the President and Chief Executive Officer of the Company and the general control and direction of the Board of Directors. In his capacity as Senior Vice President Corporate Development, he shall be generally responsible for developing objectives and strategies in support of business and development goals and the preparation and implementation of business development action plans for targeted markets, with particular responsibility for communications management and investor relations.

(2) While he shall generally be responsible for the management of the business development function of the Company and exercise the authority typical of an executive officer in a position of Senior Vice President Corporate Development, without limiting the generality of the foregoing, he shall be required to perform the following duties and responsibilities (the “Services”):

(a)	management of the business development function of the Company;
(b)	identify and evaluate business development opportunities;
(c)	perform and manage research in support of customer and investor relations;
(d)	prepare and implement business development action plans for targeted markets consistent with the Company’s financial objectives and strategic plans;
(e)

communicate and promote positive relationships, with the potential investors, shareholders, customers and other stakeholders including financial institutions, governments, aboriginals, local community groups and non-governmental organizations, and develop and implement a communication policy consistent with that purpose;

(f)	assist in the identification, development and leverage of senior political and business relationships supporting the attainment of the goals of the Company;
(g)	develop plans and assist in the implementation of raising capital and promoting the Company to potential investors, lenders and shareholders;
(h)	communicate with the public and media on events affecting the Company as they occur;
(i)	conduct periodic meetings and audits to assess the degree of achievement of specified tactical and strategic goals; and
(j)	attend appropriate corporate meetings and report on areas of responsibility as requested by senior management.

4.	Compensation

(1) The fixed compensation payable for the Services of the Executive shall be paid to him at regular intervals in accordance with the policies of the Company as established from time to time but not less than monthly, commencing at the rate of one hundred and eighty thousand ($180,000.00) Dollars per annum, subject to periodic adjustments as may be agreed by the Parties less applicable deductions and withholdings.

(2) In addition, the Executive is eligible for performance bonuses by the Company upon the achievement of certain milestones and objectives as determined by the Compensation Committee of the Company’s Board of Directors in its discretion.

(3) Without limiting the generality of the foregoing, periodic bonuses shall also be paid in the amounts stated hereafter upon the achievement and completion of the following milestones:

Milestones		Bonus

(a)	Closing of definitive offtake agreement(s)

	Full Phase 1 production	$25,000.00

(b)	Commencement of mining and commissioning of processing plant (after 6 mos)	$50,000.00

5.	Benefits

(1) Expenses. It is understood and agreed that the Executive will incur personal expenses in connection with the provision of the Services under this Agreement. The Company shall reimburse him for any reasonable expenses incurred relating to the business of the Company provided that he shall provide to the Company an itemized written account and receipts acceptable to the Company within a reasonable period after they have been incurred.

(2) Benefit plans. The Executive shall be eligible to enrol in all benefit plans (the “Employee Benefits”) which the Company generally provides to its managers, employees and contractors separately or together including medical, hospital, dental, extended health care benefits and life insurance. The premium costs of such benefits shall be paid entirely by the Company, provided that whether before or after commencement of coverage the Company reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any or all Employee Benefits altogether in its sole discretion. Benefits shall be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

(3) Vacation Time. The Executive shall be entitled to unpaid annual vacation time of up to five (5) weeks in each calendar year provided that no more than two (2) weeks shall be taken concurrently, unless otherwise agreed in writing. Such vacation time may be taken only at such times as the Executive and the Company shall mutually determine, having regard to the requirements of the operations of the Company from time to time; and provided further that such vacation time may be taken only within the year of entitlement thereto and may not be accumulated from year to year unless, otherwise approved by two members of the Board of Directors.

(4) Stock and Stock Options. The Executive shall be entitled to stock and stock options in recognition of his Services as may be awarded from time to time by the Board of Directors at its sole discretion.

6.	Non-competition

(1) Subject to other express terms of this Agreement, the Executive agrees with and for the benefit of the Company that for a period of one (1) year from the date of termination of this Agreement, (whether such termination is occasioned by the Executive or by the Company with or without cause, or by mutual agreement), the Executive shall not for any reason, directly or indirectly, either as an individual, or as a partner or joint venturer, or as principal, consultant, agent, shareholder, officer or director, of any person, business, firm, association, syndicate, company, organization or corporation, or in any other manner (such person, business, etc., being hereinafter respectively and collectively referred to as an “Entity”), carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part of it to be used or employed by any Entity or person concerned with or engaged in or interested in a business which is the same as or competitive with the business of the Company, including, without limitation any business relating to the development of or mining of graphite or the marketing of graphite products that are competitive with those of the Company, within Canada or the geographical area circumscribed by a radius of Five Hundred (500) miles in any direction from the Molo Graphite Project.

(2) It is specifically agreed that the restrictions in subsection (1) shall not apply in a manner that would restrict the Executive from taking a job in a business strictly as an employee, which is substantially the same or competitive with the business of the Company that does not involve managerial duties of any nature provided that, in that event, the Executive shall still continue to be bound by sections 7 and section 8 of this Agreement except that the restrictions in subsection (1) shall not prevent the Executive from owning up to 5% of the issued and outstanding voting securities of a publicly-traded entity that engages in a business which is the same as or competitive with the business of the Company so long as the Executive does not participate in the management of that entity and only if the Executive holds those securities as a passive investor.

7.	Non-solicitation

The Executive agrees with and for the benefit of the Company that for a period of one (1) year from the date of termination of this Agreement, (whether such termination is occasioned by the Executive or by the Company with or without cause, or by mutual agreement), the Executive shall not, for any reason, directly or indirectly, either as an individual, or as a partner or joint venturer, or as an employee, principal, consultant, agent, shareholder, officer or director, of any Entity, solicit or accept business with respect to the development of or mining of graphite or to the marketing of graphite products that are competitive with those of the Company, from any of the Company’s customers or agents, actual or potential, with whom the Company has an established relationship, wherever situate.

8.	Confidential Information

(1) The Executive acknowledges that as Senior Vice President Corporate Development and in any other position that he may hold, he will acquire information about certain matters and things which are confidential to the Company, which information is the exclusive property of the Company, including but not limited to:

(a)	corporate strategies, technologies and mining methodologies;

(b)	properties owned but not developed into mines or prospects or potential mines that shall be at any time under active consideration by the Company;

(c)	customers or potential customers and sales policies, techniques and concepts;

(d)	trade secrets; and

(e)	confidential information concerning the corporate structure and organization, business operations or financial condition or affairs of the Company.

(collectively called the “Confidential Information”).

(2) All Confidential Information obtained by the Executive in the course of the term of this Agreement shall remain the exclusive and confidential property of the Company. For greater certainty, Confidential Information shall not include (i) information that is available to the public or in the public domain, being readily accessible to the public in written publications, at the time of disclosure or use; (ii) the general skills and experience gained by the Executive during the period services are provided to the Company; and (iii) information the disclosure of which is required by law, regulation, governmental authority or a court of competent jurisdiction, provided that before disclosure is made, notice of the requirement shall be provided by the Executive to the Company at least seven (7) calendar days in advance of the disclosure.

(3) The Executive acknowledges that the Confidential Information referred to in subsection (1) could be used to the detriment of the Company. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of his employment (except as may be necessary in the proper discharge of the Executive’s services under this Agreement), or after the termination of this Agreement (whether such termination is occasioned by the Executive or by the Company, with or without cause, or by mutual agreement), except with the written permission of the Board of Directors. Any unauthorized disclosure of any such information during the life of this Agreement shall justify the immediate termination of the executive and this Agreement.

9.	Injunctive Relief

(1) The Executive acknowledges that in addition to any and all rights that may be available to the Company under this Agreement or otherwise, the Company shall be entitled to injunctive relief in order to protect the Company’s rights and property as set out in sections 6, 7 and 8 of this Agreement.

(2) The Executive understands and agrees that the Company has a material interest in preserving the information, systems and relationships that have been developed or that it shall develop against impairment by the competitive activities of an employee or former employee. Accordingly, they agree that the restrictions and covenants contained in sections 6, 7 and 8 are of the essence of this Agreement and constitute a material inducement to the Company to enter into this Agreement and that the Company would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of the covenants or restrictions provided in Sections 6, 7 and 8 provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

10.	Termination of Agreement

(1) The Parties understand and agree that this Agreement may be terminated as follows:

(a)	by the Executive, at any time, for any reason, giving the Company three (3) months written notice, to terminate the Agreement;

(b)

by the Company, at any time, for any reason, giving the Executive eighteen (18) months written notice or a single lump sum payment in lieu thereof equivalent to his average annual income over the preceding three calendar years calculated by reference to his total compensation in that period including cash bonuses but not allocations of share equities. Under no circumstances will the Executive receive less than his entitlement under the Employment Standards Act, 2000, as amended.

(c)	by the Company, in its absolute discretion, without any notice or payment in lieu thereof for “cause”. For the purposes of this Agreement, “cause” includes the following:

(i)

any material breach of the provisions of this Agreement, including the failure or refusal of the Executive to perform his duties and responsibilities either at all or at a level or standard required by the Company,

(ii)

any conduct of the Executive which tends to bring the Executive or the Company into disrepute, including any act of dishonesty that amounts to cause at common law or that otherwise materially affects the business or business relationships of the Company,

(iii)	the commission of an act of bankruptcy, insolvency, or other similar proceeding or action by the Executive, or compounding with his creditors generally, and
(iv)	the conviction of the Executive of a criminal offence and, in particular, for any crime involving moral turpitude, fraud or misrepresentation,

but failure by the Company to rely on the provision of this clause in any given instance or instances, shall not constitute a precedent or be deemed a waiver of its rights.

(2)	If during the term of this Agreement, there is a “change of control” and, within twelve (12) months of the change of control,

(a)	the Company gives notice of its intention to terminate the employment of the Executive for any reason other than cause, or

(b)	a “triggering event” occurs and the Executive elects to terminate this Agreement,

the Executive shall be paid a cash payment equal to three (3) times the total compensation including bonuses paid for his Services in the immediately previous chronological year of 365 days.

(c)	For purposes of this Agreement, a change of control shall have the following meanings:

(i)

the acquisition, directly or indirectly, by any entity, person or group of persons acting jointly or in concert, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such entity, person or group of persons acting jointly or in concert, constitutes for the first time in the aggregate 40% or more of the outstanding common shares of the Company, or

(ii)

the removal, by resolution of the shareholders of the Company, of more than 40% of the then incumbent Board of Directors, or the election of more than 40% of the Board who were not incumbent directors at the time immediately preceding such election; or

(iii)	the consummation of a sale of all or substantially all of the assets of the Company; or

(iv)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as the matters set out in subparagraphs (a) to (c) above; and
(d)	A triggering event shall have the following meanings:

(i)	an assignment to the Executive of duties that are inconsistent with the Services which would result in a significant diminution of the Executive’s position; or

(ii)	a negative change to the Executive’s title; or

(iii)	a material reduction of the Executive’s salary.

(3) The Agreement shall be automatically terminated upon the death or incapacity of the Executive with the same compensation being paid to him or his estate, as the case may be, as is payable under subparagraph (1)(b) of this section. For purposes of this Agreement, “incapacity” shall be an instance in which the Executive, as a result of sickness, accident or other mental or physical disability is unable to perform the Services for a period of more than six (6) consecutive months and, in the reasonable opinion of the Company, based on medical evidence, it is unlikely that he will be capable of providing the Services with the foreseeable future. In the event of incapacity, the Company will provide the Executive with his entitlements under the Employment Standards Act, 2000, as amended.

(4) On termination of this Agreement, the Executive shall immediately resign all offices held (including directorships, if any) with the Company and, save as provided in this Agreement, the Executive shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign, as mentioned, the Company is irrevocably authorized to appoint some other person in the Executive’s name and on his behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

(5) The Executive shall sign a full and final release of all claims and potential claims against the Company as a condition of the payments contemplated in subsection (10)(1)(b) and (3) above that exceed his entitlements under the Employment Standards Act, 2000, as amended.

11.	Company’s Property

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive under this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, Confidential Information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be forthwith surrendered to the Company, in good condition at the time the Agreement is terminated.

12.	Assignment of Rights

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

13.	Survival

The obligations under Sections 6, 7, 8 and 9 shall survive the termination of this Agreement.

14.	Notices

(1) Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive at the address last known to the Company, or if delivered to either of them via email or facsimile.

(2) Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via email or facsimile.

15.	Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

16.	Entire Agreement

This document constitutes the entire agreement between the Executive and the Company relating to the employment of the Executive by the Company and any and all previous agreements, written or oral, express or implied, between them, if any, relating thereto, are terminated and cancelled and each of the Parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such previous agreement.

17.	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

18.	Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

19.	Governing Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario.

20.	Currency

All dollar amounts referred to in this Agreement are expressed in Canadian funds unless otherwise specifically provided.

21.	Acknowledgment

The Executive acknowledges that:

(a)	he has read and understood this Agreement,

(b)

he has been given an opportunity to obtain independent legal advice concerning this Agreement and the provisions hereof and the interpretation and effect of this Agreement, and by signing this Agreement represents and warrants that he has either obtained advice or voluntarily waived the opportunity to receive same, and

(c)	he has entered into this Agreement voluntarily.

IN WITNESS WHEREOF this Agreement has been executed by the Parties to it, on the day, month and year first written.

SIGNED AND DELIVERED	)
by Brent A. Nykoliation in the presence of:	)
)
)
Name	)	/S/ Brent Nykoliation
	)	Brent Nykoliation
)
Address	)
)
)
Occupation	)

The seal of ENERGIZER RESOURCES INC.	)
was hereunto affixed in the presence of:	)
)
/S/ John Sanderson	)
Authorized Signatory: John P. Sanderson	)
Chairperson, Board of Directors	)	SEAL
)
/S/ Dalton Larson	)
Authorized Signatory: Dalton L. Larson	)
Chairperson, Compensation Committee	)